Exhibit 4.5

Execution Version

NOBLE HOLDING INTERNATIONAL LIMITED,

A CAYMAN ISLANDS COMPANY

(ISSUER)

NOBLE CORPORATION,

A CAYMAN ISLANDS COMPANY

(GUARANTOR)

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

(TRUSTEE)

FIFTH SUPPLEMENTAL INDENTURE

DATED AS OF JANUARY 31, 2018

TO

INDENTURE

DATED AS OF NOVEMBER 21, 2008, AS PREVIOUSLY AMENDED AND SUPPLEMENTED

4.90% SENIOR NOTES DUE 2020

4.625% SENIOR NOTES DUE 2021

3.95% SENIOR NOTES DUE 2022

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”) dated as of January 31, 2018, among NOBLE HOLDING INTERNATIONAL LIMITED, a Cayman Islands exempted company limited by shares (the “Company”), NOBLE CORPORATION, a Cayman Islands exempted company limited by shares (“Noble-Cayman”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

R E C I T A L S:

WHEREAS, the Company previously executed and delivered to the Trustee an indenture dated as of November 21, 2008 (as amended and supplemented by the First Supplemental Indenture thereto dated as of November 21, 2008, the Second Supplemental Indenture thereto dated as of July 26, 2010, the Third Supplemental Indenture thereto dated as of February 3, 2011 and the Fourth Supplemental Indenture thereto dated as of February 10, 2012, the “Supplemented Indenture”), providing for the issuance by the Company from time to time of its unsecured senior debt securities (the “Securities,” which term shall include the 4.90% Senior Notes due 2020 (the “2020 Notes”), the 4.625% Senior Notes due 2021 (the “2021 Notes”), the 3.95% Senior Notes due 2022 (the “2022 Notes”), the 6.20% Senior Notes due 2040 (the “2040 Notes”), the 6.05% Senior Notes due 2041 (the “2041 Notes”) and the 5.25% Senior Notes due 2042 (together with the 2020 Notes, the 2021 Notes, the 2022 Notes, the 2040 Notes and the 2041 Notes, the “Notes”)), issuable in one or more series;

WHEREAS, the Company has made tender offers (the “Tender Offers”) to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated January 17, 2018 and the accompanying Letter of Transmittal and Consent, the 2020 Notes, the 2021 Notes and the 2022 Notes;

WHEREAS, in connection with the Tender Offers, the Company obtained the consent of the Holders of a majority in principal amount of the outstanding 2020 Notes, 2021 Notes and 2022 Notes to amend the Supplemented Indenture with respect to the 2020 Notes, the 2021 Notes and the 2022 Notes, respectively, as set forth herein which consents have not been withdrawn;

WHEREAS, Section 902 of the Supplemented Indenture permits the Company, when authorized by a Board Resolution, and the Trustee to enter into an indenture or indentures supplemental to the Supplemented Indenture, with the consent of the Holders of a majority in principal amount of the Outstanding Securities of all series affected by such indenture, for the purpose of changing in any manner or eliminating any of the provisions of the Supplemented Indenture or of modifying in any manner the rights of the Holders of Securities of such series under the Supplemented Indenture, subject to certain exceptions;

WHEREAS, the Company and Noble-Cayman, pursuant to the foregoing authority, desire to amend and supplement the Supplemented Indenture in certain respects as set forth herein, have requested the Trustee join with them in the execution and delivery of this Fifth Supplemental Indenture, and in accordance with Section 103, Section 902 and Section 903 of the Supplemented Indenture, have received the consent of the Holders of at least a majority in principal amount of the outstanding 2020 Notes, 2021 Notes and 2022 Notes (excluding any Notes owned by the Company, Noble-Cayman or any of their affiliates), all as certified by a certificate of the tender agent with respect to the Tender Offers delivered to the Company, Noble-Cayman and the Trustee, have delivered a Board Resolution authorizing the execution and delivery of this Fifth Supplemental Indenture, and an Officers’ Certificate and an Opinion of Counsel stating that the execution of this Fifth Supplemental Indenture is authorized or permitted by the Supplemented Indenture and that all conditions precedent to the execution and delivery of this Fifth Supplemental Indenture have been complied with, and the Company and Noble-Cayman, and the Trustee, are authorized to execute and deliver this Fifth Supplemental Indenture; and

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid and legally binding supplemental indenture to the Supplemented Indenture in accordance with the terms thereof have been done and the execution and delivery of this Fifth Supplemental Indenture have been duly authorized in all respects;

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties hereto, each party agrees that this Fifth Supplemental Indenture supplements the Supplemented Indenture with respect to the 2020 Notes, the 2021 Notes and the 2022 Notes issued thereunder as follows:

SECTION 1. AMENDMENTS

Section 1.1 Amendments.

(a)	Subject to Section 2.2 hereof and with respect to the 2020 Notes, the 2021 Notes and the 2022 Notes only:

(i)	The following sections are hereby deleted in their entirety and each of the following is hereby replaced with the following text: “[Intentionally Omitted]”;

(1)	Subsections (3), (4) and (7) of Section 501 (Events of Default);

(2)	Section 704 (Reports by the Company);

(3)	Section 801 (Company May Consolidate, Etc., Only on Certain Terms);

(4)	Section 1008 (Limitation on Liens); and

(5)	Section 1009 (Limitation on Sale/Leaseback Transactions).

(ii)	Section 802 (Successor Person Substituted for Company) is hereby modified by deleting “in accordance with Section 801”.

(iii)	The Supplemented Indenture is hereby amended by deleting from the Supplemented Indenture any definitions for defined terms that are used solely in sections deleted by this Fifth Supplemental Indenture.

(iv)	The Supplemented Indenture is hereby amended by deleting from the Supplemented Indenture any section references to Sections 501(3), 501(4), 501(7), 704, 801, 1008 and 1009.

(v)	All references in the Supplemented Indenture to Section 802 shall mean references to such section as amended by this Fifth Supplemental Indenture.

(vi)	Any of the terms or provisions present in the Supplemented Indenture, the 2020 Notes, the 2021 Notes or the 2022 Notes that relate to any of the provisions of the Supplemented Indenture amended by Section 1.1(a) of this Fifth Supplemental Indenture shall also be amended so as to be consistent with the amendments made in this Fifth Supplemental Indenture.

(b) Subject to the effectiveness and operability of the aforementioned amendments in accordance with Section 2.2 below, any failure by the Company or Noble-Cayman to comply with the terms of any of the Sections of the Supplemented Indenture deleted by this Fifth Supplemental Indenture (whether before or after the execution of this Fifth Supplemental Indenture) shall no longer constitute a Default or an Event of Default under the Supplemented Indenture and shall no longer have any other consequences under the Supplemented Indenture, in each case with respect to the 2020 Notes, the 2021 Notes and the 2022 Notes only.

(c) For the avoidance of doubt, only the rights of the Holders of the 2020 Notes, the 2021 Notes and the 2022 Notes are modified by this Fifth Supplemental Indenture, the provisions of which shall be controlling in the event of any conflict between such provisions and any provisions set forth in the 2020 Notes, the 2021 Notes or the 2022 Notes, as applicable.

SECTION 2. MISCELLANEOUS

Section 2.1 Trust Indenture Act Controls. If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern the Supplemented Indenture, such provision of the Trust Indenture Act shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision of the Trust Indenture Act shall be deemed to apply to this Fifth Supplemental Indenture, as so modified or excluded, as the case may be.

Section 2.2 Effectiveness. The provisions of this Fifth Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Fifth Supplemental Indenture shall become operative with respect to any series of the 2020 Notes, the 2021 Notes and the 2022 Notes only upon the purchase by the Company of at least a majority in principal amount of the outstanding Notes of such series pursuant to the Tender Offers, with the result the amendments to the Supplemented Indenture effected by this Fifth Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof with respect to such series of Notes if such purchase shall not occur. The Company shall give prompt written notice of (a) whether payment of the purchase of the 2020 Notes, the 2021 Notes and the 2022 Notes by the Company pursuant to the Tender Offers has been made and (b)(i) whether such purchase is of at least a majority in principal amount of the outstanding 2020 Notes, 2021 Notes and 2022 Notes pursuant to the Tender Offers and the provisions of this Fifth Supplemental Indenture shall become operative with respect to the 2020 Notes, the 2021 Notes and the 2022 Notes or (ii) whether the provisions of this Fifth Supplemental Indenture shall not become operative and the amendments to the Supplemented Indenture effected by this Fifth Supplemental Indenture shall be deemed revoked retroactively to the date hereof with respect to the 2020 Notes, the 2021 Notes and the 2022 Notes.

Section 2.3 Supplemental Indenture Incorporated into Supplemented Indenture. The terms and conditions of this Fifth Supplemental Indenture shall be deemed to be part of the Supplemented Indenture for all purposes relating to the 2020 Notes, the 2021 Notes and the 2022 Notes. The Supplemented Indenture is hereby incorporated by reference herein and, as further supplemented by this Fifth Supplemental Indenture, is in all respects adopted, ratified and confirmed. Noble-Cayman hereby confirms that its guarantee pursuant to the Supplemented Indenture shall apply to the 2020 Notes, the 2021 Notes and the 2022 Notes and the Supplemented Indenture in accordance with the terms of the 2020 Notes, the 2021 Notes and the 2022 Notes and the Supplemented Indenture as amended by this Fifth Supplemental Indenture.

Section 2.4 2020 Notes, 2021 Notes and 2022 Notes Deemed Conformed. As of the date hereof, the provisions of the 2020 Notes, the 2021 Notes and the 2022 Notes and the guarantees of Noble-Cayman with respect to such series of Notes pursuant to the Supplemented Indenture shall be deemed to be conformed, without the necessity for any reissuance or exchange of such 2020 Notes, 2021 Notes or 2022 Notes, as applicable, or any other action on the part of the Holders of the 2020 Notes, the 2021 Notes and the 2022 Notes, the Company, Noble-Cayman or the Trustee, so as to reflect this Fifth Supplemental Indenture.

Section 2.5 Successors. All agreements of the Company, Noble-Cayman and the Trustee in this Fifth Supplemental Indenture and in the Supplemented Indenture shall bind their respective successors and assigns, whether or not so expressed.

Section 2.6 Benefits of Fifth Supplemental Indenture. Nothing in this Fifth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this Fifth Supplemental Indenture or the Supplemented Indenture.

Section 2.7 Separability. In case any provision in this Fifth Supplemental Indenture, or in the Supplemented Indenture, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.8 Headings. The section headings of this Fifth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Fifth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.9 Definitions. Each capitalized term used but not defined in this Fifth Supplemental Indenture shall have the meaning assigned to such term in the Supplemented Indenture.

Section 2.10 Governing Law; Jury Trial Waiver. THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE COMPANY, NOBLE-CAYMAN AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIFTH SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 2.11 Counterparts. This Fifth Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute the same instrument. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.12 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and Noble-Cayman, and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to, and shall not be responsible for, the validity or sufficiency of this Fifth Supplemental Indenture, the Tender Offers, the Offer to Purchase and Consent Solicitation Statement dated January 17, 2018, the accompanying Letter of Transmittal and Consent and the related consents, and the Trustee assumes no responsibility for the correctness of same. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Supplemented Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Fifth Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date first above written.

NOBLE HOLDING INTERNATIONAL LIMITED

By:	/s/ Alan R. Hay
Name: Alan R. Hay Title: Director

Attest:	/s/ David M.J. Dujacquier
Name: David M.J. Dujacquier Title: Director

NOBLE CORPORATION

By:	/s/ Alan R. Hay
Name: Alan R. Hay Title: Vice President

Attest:	/s/ Thomas B Sloan, Jr.
Name: Thomas B Sloan, Jr. Title: Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
Name: R. Tarnas Title: Vice President

[Signature Page to Fifth Supplemental Indenture]